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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number: 000-23177

                              PREVIEW TRAVEL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                747 FRONT STREET,
                             SAN FRANCISCO, CA 94111
                                 (415) 439-1200
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
             (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A
           DUTY TO FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [x]       Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)       [ ]       Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(i)        [ ]       Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12g-4(a)(2)(ii)       [ ]       Rule 15d-6               [ ]
         Rule 12h-3(b)(1)(i)        [x]

         Approximate number of holders of record on the certification or notice date:

                   COMMON STOCK, PAR VALUE $0.001 PER SHARE: 0
                                                            ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, Travelocity.com Inc., as successor to Preview Travel, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 8, 2000

                                      By:    /s/ Andrew B. Steinberg
                                             -----------------------------------
                                      Name:  Andrew B. Steinberg
                                      Title: Senior Vice President,
                                             General Counsel and
                                             Corporate Secretary